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                                                                    Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 7, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for asset retirement obligations in 2005 and 2003), relating to the consolidated financial statements and financial statement schedule of The Detroit Edison Company, appearing in the Annual Report on Form 10-K of The Detroit Edison Company for the year ended December 31, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/S/ DELOITTE & TOUCHE LLP

Detroit, Michigan
August 22, 2006